EXHIBIT 99
FOR IMMEDIATE RELEASE
Thursday, May 8, 2008
R.G. BARRY/DEARFOAMS REPORTS STRONG THIRD QUARTER
Accessory Footwear Marketer Reaffirms Annual Earnings Guidance
PICKERINGTON, Ohio — Thursday, May 8, 2008 — R.G. Barry Corporation, the Dearfoams company (NasdaqGM:DFZ), today reported strong third quarter sales and earnings performance.
For the quarter, the Company reported:
•	Net earnings of $1.2 million or $0.12 per basic share and $0.11 per diluted share compared to net earnings of $208,000 or $0.02 per basic share and diluted share in the third quarter of fiscal 2007;

•	Net sales increased nearly 24 percent to $20.2 million compared to $16.4 million reported for the corresponding period of fiscal 2007; and

•	Gross profit as a percent of sales increased to 39.5 percent from 38.8 percent in the comparable quarter of fiscal 2007.
For the nine months:
•	Net earnings were $9.1 million, or $0.87 per basic share and $0.85 per diluted share, versus net earnings of $26.8 million or $2.67 per basic share and $2.58 per diluted share in the comparable period one year ago. Fiscal 2007 net earnings reflected an income tax benefit of $13.1 million from the reversal of the Company’s deferred tax asset valuation allowance and an $878,000 benefit from the sale of land;

•	Net sales of $91.0 million versus $91.2 million one year ago; and

•	Gross profit as a percent of sales at 41.6 percent up from 39.9 percent in the comparable period of fiscal 2007.
The $3.9 million increase in third quarter net sales was primarily related to a shift in a portion of the Company’s slipper business to the second half of fiscal 2008 as a result of its selection as the sole supplier of replenishment slippers for its largest mass-market customer.
Management Comments
“We are very pleased with our performance through the third quarter,” said Greg Tunney, President and Chief Executive Officer. “We benefited from our position of leadership in
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R.G. Barry Corporation • 13405 Yarmouth Road N.W., Pickerington, OH 43147 • 614.864.6400
www.rgbarry.com • www.dearfoams.com • www.terrasoles.com • www.superga-usa.com

Barry Third Quarter — page 2
accessory category footwear, our variable cost business model, our strong balance sheet and our growing presence across broad retail channels.
“We continue to expect our full fiscal year 2008 income from continuing operations, before taxes and excluding the 2007 gain of $878,0000 from the sale of land, to increase by approximately 10.0 percent versus fiscal 2007. However, due to a slowing retail environment and to the loss of some reorder business as a result of the April 10 tornado that damaged our San Angelo, Texas, distribution center, we now expect our net sales for the full 2008 fiscal year to rise by approximately 3.0 percent, instead of our previously issued guidance of approximately 4.0 percent.
“As we begin looking toward next year, we are sensitive to the incredibly challenging macro economic trends we see developing, but we believe they present opportunities for the smart, well-capitalized business. We are well positioned strategically, operationally and financially to pursue growth initiatives and to take advantage of developing opportunities in our category through acquisition growth. We have the flexibility necessary to capitalize on these immediate opportunities in the marketplace while we also build a solid base for growth and profitability that will extend well beyond our next fiscal year,” Mr. Tunney concluded.
Conference Call/Webcast Today
R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 10:00 a.m. EDT today. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. The conference call will available at (888) 530-7880 or (706) 634-1795 until five minutes before starting time. To listen live via the Internet, simply log on at <http://www.videonewswire.com/event.asp?id=47898>.
Replays of the call will be available approximately one-hour after its completion. The audio replay can be accessed through Thursday, May 15, 2008, by calling (800) 642-1687 or (706) 645-9291 and using passcode 44513504. A written transcript and audio replay of the call will be posted for 12 months at the Company’s Web site <www.rgbarry.com> under the “Investors/News Release” section.
About R.G. Barry Corporation
R.G. Barry Corporation, the Dearfoams® company, is one of the world’s leading developers and marketers of accessory footwear. Visit us online at <www.rgbarry.com> to learn more about our business.
Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain statements in this news release, which are not historical fact, are forward-looking statements, and are based upon information available to the Company on the date of this release. Our forward-looking statements inherently involve risks and uncertainties that could cause actual results and outcomes to differ
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Barry Third Quarter — page 3
materially from those anticipated by our forward-looking statements. Factors that could cause or contribute to our actual results differing materially from our current forecasts include, but are not limited to, the following: the strength of the retail market; the success of planned project launches; our receipt of shipments from third-party manufacturers in China on a timely basis; our ability to distribute to customers on a timely basis goods held in our own distribution centers and third-party distribution centers; product returns, customer concessions and promotion costs that are materially higher than what we currently plan; the unexpected loss of key management or one or more of our key customers; an unexpected reduction in business from one of our key customers; the impact of competition on the Company’s market share; unfavorable changes in foreign exchange rates, particularly China’s exchange rate; and our ability to comply with the various terms and covenants of our unsecured credit facility with The Huntington National Bank. Other risks to our business are detailed in previous press releases, shareholder communications and Securities Exchange Act of 1934 filings, including those in the disclosure in “Item 1A — Risk Factors” of Part I of our 2007 Annual Report on Form 10-K for the fiscal year ended June 30, 2007. Except as required by applicable law, we do not undertake to update the forward-looking statements contained in this news release to reflect new information that becomes available after the date hereof.

Contact:	Roy Youst, Director Investor & Corp. Communications	614.729.7275
	Daniel Viren, Senior Vice President Finance/CFO	614.864.6400
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R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except for per share data)
(unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007
Net sales	$20,236	$16,375	$90,921	$91,192
Cost of Sales	12,248	10,017	53,132	54,825

Gross profit	7,988	6,358	37,789	36,367

Gross profit (as percent of sales)	39.5%	38.8%	41.6%	39.9%

Selling, general and administrative expenses	7,067	6,592	24,672	23,361
Gain on disposal of land	—	—	—	(878)
Restructuring and asset impairment charges	—	91	—	163

Operating profit (loss)	921	(325)	13,117	13,721

Other income	—	35	50	131
Interest income (expense), net	242	171	420	(364)

Income (loss) from continuing operations, before income tax	1,163	(119)	13,587	13,488

Income tax expense (benefit)	(45)	(240)	4,531	(13,088)

Earnings from continuing operations	1,208	121	9,056	26,576

Earnings from discontinued operations	—	87	—	241

Net earnings	$1,208	$208	$9,056	$26,817

Earnings per common share: continuing operations
Basic	$0.12	$0.01	$0.87	$2.65

Diluted	$0.11	$0.01	$0.85	$2.56

Earnings per common share: discontinued operations
Basic	$—	$0.01	$—	$0.02

Diluted	$—	$0.01	$—	$0.02

Earnings per common share: total
Basic	$0.12	$0.02	$0.87	$2.67

Diluted	$0.11	$0.02	$0.85	$2.58

Average number of common shares outstanding
Basic	10,484	10,069	10,435	10,043

Diluted	10,663	10,482	10,669	10,395

CONSOLIDATED BALANCE SHEET
(in thousands of dollars)
(unaudited)

	March 29, 2008	March 31, 2007	June 30, 2007
ASSETS
Cash & Short term investments	$28,003	$16,939	$18,207
Accounts Receivable, net	7,515	11,366	6,860
Inventory	14,060	12,440	14,639
Prepaid expenses and other current assets	2,759	9,629	7,192
Assets held for disposal	—	—	2,788

Total current assets	52,337	50,374	49,686

Net property, plant and equipment	3,033	2,574	2,255

Other assets	11,637	7,763	11,587

Total Assets	$67,007	$60,711	$63,528

LIABILITIES & SHAREHOLDERS’ EQUITY
Short-term notes payable	2,283	2,533	2,278
Accounts payable	5,421	4,502	7,443
Other current liabilities	2,340	5,850	3,412
Liabilities associated with assets held for sale	—	—	2,357

Total current liabilities	10,044	12,885	15,490

Long-term debt	209	290	272
Accrued retirement costs and other	10,852	11,039	11,551
Shareholders’ equity, net	45,902	36,497	36,215

Total liabilities & shareholders’ equity	$67,007	$60,711	$63,528